Exhibit 99.1

Contact:
Ellen Corliss
   Corporate Communications
& Investor Relations
(919) 855-2112

Oxygen Biotherapeutics Announces
Tentative Settlement of Litigation

MORRISVILLE, NC, February 20, 2013 – Oxygen Biotherapeutics, Inc. (NASDAQ: OXBT) today announced that it has reached a tentative oral settlement of all litigation pending between the Company and Tenor Opportunity Master Fund, Ltd., Aria Opportunity Fund, Ltd. and Parsoon Opportunity Fund, Ltd. (collectively "Tenor").  The litigation, filed by Tenor on August 30, 2011 in the United States District Court for the Southern District of New York, alleged that a right of first offer held by Tenor was breached in connection with the Company’s June 2011 financing.  The tentative agreement provides that the Company will settle the matter for $600,000 in cash, payable in six quarterly installments commencing on the date the parties execute a written settlement agreement.   The settlement is subject to completion of a written settlement agreement encapsulating this oral understanding, including other key items such as the process by which payments are made, Tenor’s recourse mechanisms should the payments not be made and other important details. The written settlement agreement is also subject to review and approval, in their absolute and sole discretion, by Tenor’s Investment Committee and the Company’s Board.  The Company admits no wrongdoing as part of the settlement.

“We are very pleased to have reached this oral settlement agreement.  Settlement of this suit is a positive step forward for the company, allowing us to focus on our core objective of developing our perfluorocarbon-based products without the distraction and additional legal fees further litigation of this matter would have generated,” said Michael B. Jebsen, Chief Financial Officer, President and Interim Chief Executive Officer of Oxygen Biotherapeutics, Inc.

About Oxygen Biotherapeutics, Inc.
Headquartered in Morrisville, NC, Oxygen Biotherapeutics, Inc. is developing medical and cosmetic products that efficiently deliver oxygen to tissues in the body. The Company has developed a proprietary perfluorocarbon (PFC) therapeutic oxygen carrier called Oxycyte® that is currently in clinical and preclinical studies for intravenous delivery for indications such as traumatic brain injury, decompression sickness and stroke.  The company is also developing PFC-based creams and gels for topical delivery to the skin for dermatologic conditions and potentially wound care. In addition, the Company has commercialized its Dermacyte® line of skin care cosmetics for the anti-aging market, which has been sublicensed to a third-party.  See www.oxybiomed.com for more information.

Caution Regarding Forward-Looking Statements
This news release contains certain forward-looking statements by the company that involve risks and uncertainties and reflect the company’s judgment as of the date of this release. The forward-looking statements are subject to a number of risks and uncertainties including the timing, contents and Board approval of a written settlement agreement, our ability to develop our products, and other risks and uncertainties as described in our filings with the Securities and Exchange Commission, including in the current Form 10-Q filed on December 14, 2012, and our annual report on Form 10-K filed on July 24, 2012, as well as other filings with the SEC. The company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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